Exhibit 99.1

NEWS RELEASE

Travelers Reports Third Quarter 2010 Net Income per Diluted Share and Operating Income per Diluted Share of $2.11 and $1.81, an Increase of 28% and 12%, Respectively

Return on Equity and Operating Return on Equity of 15.0% and 14.3%, Respectively

Results Reflect Strong Underwriting and Solid Investment Performance

Guidance for 2010 Operating Income per Diluted Share Increased to $5.75-$5.95, from $5.20-$5.45

•             Net and operating income of $1.0 billion and $858 million, respectively.

•             Total revenues of $6.482 billion, up 2 percent from prior year quarter.

•             Net written premiums of $5.462 billion, up 2 percent from prior year quarter.

•             Book value per share of $59.11, up 15 percent from prior year quarter and up 13 percent from year-end 2009.

•             Repurchased 11.8 million common shares in the quarter for $600 million. Year-to-date repurchased 66.8 million common shares for $3.4 billion.

•             Net income included a net realized investment gain of $133 million after-tax ($205 million pre-tax) from sale of Verisk shares.

NEW YORK, October 21, 2010 — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $1.005 billion, or $2.11 per diluted share, for the quarter ended September 30, 2010, compared to $935 million, or $1.65 per diluted share, for the quarter ended September 30, 2009.  Operating income in the current quarter was $858 million, or $1.81 per diluted share, compared to $914 million, or $1.61 per diluted share, in the prior year quarter.

“Our third quarter results were very strong,” commented Jay Fishman, Chairman and Chief Executive Officer.  “Net income of $1.0 billion was up 7 percent, or 28 percent on a per diluted share basis, and our return on equity was 15 percent. Underwriting results remained strong across each of our business segments, as evidenced by our consolidated combined ratio of 90.6 percent. Net investment income remained solid although modestly lower than the prior year quarter.

“In Personal Insurance we were very pleased with our performance. We achieved meaningfully positive renewal premium changes, and we continued to grow policies in force as retention and new business were strong. In addition, earned rate increases outpaced loss cost trends. All of these factors contributed to a higher level of profitability in the current quarter.  Marketplace conditions are such that we are optimistic that we will be able to continue to grow our Personal Insurance business.

“While current profitability across our diversified commercial insurance businesses is solid, the general economic environment continues to present challenges. Reinvestment yields are low by historical standards and exposure and pricing remain flat. On a positive note, our retention continues to be, in general, at historical highs and loss cost trends remain benign.  We have kept our focus on running the business for the long-term, emphasizing account retention, seeking rate where it is appropriate and growing our business where we believe pricing levels warrant. Account growth in Business Insurance has been impressive, and we believe we are well positioned to benefit upon an improvement in economic conditions.

“Lastly, we also remain committed to returning excess capital to shareholders as evidenced by the 66.8 million common shares for a total cost of $3.4 billion repurchased year-to-date. Since the Board’s initial share repurchase authorization granted in the second quarter of 2006, we have repurchased 260 million common shares, or 37 percent of the then outstanding number, for a total cost of $12.9 billion,” concluded Mr. Fishman.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended September 30,				Nine Months Ended September 30,
and after-tax, except for premiums)	2010	2009	Change		2010	2009	Change

Net written premiums	$5,462	$5,340	2%		$16,401	$16,148	2%

Operating income	$858	$914	(6)		$2,179	$2,445	(11)
per diluted share	$1.81	$1.61	12		$4.39	$4.21	4
Net income	$1,005	$935	7		$2,322	$2,337	(1)
per diluted share	$2.11	$1.65	28		$4.68	$4.02	16

Book value per share	$59.11	$51.24	15		$59.11	$51.24	15
Adjusted book value per share	$52.62	$47.16	12		$52.62	$47.16	12

GAAP combined ratio	90.6%	89.7%	0.9	pts	94.0%	91.2%	2.8	pts

Operating return on equity	14.3%	14.1%	0.2	pts	11.9%	12.6%	(0.7	)pts
Return on equity	15.0%	13.6%	1.4	pts	11.6%	11.7%	(0.1	)pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Third Quarter 2010 Consolidated Results

The current and prior year quarters included the following:

	Three Months Ended September 30,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax

Underwriting gain	$476		$524		$302	$338
Underwriting gain includes:
Net favorable prior year reserve development	222		309		147	202
Catastrophes, net of reinsurance	(117)		(158)		(77)	(103)
Re-estimation of the current year loss ratios for the first two quarters of the year	11		71		7	46

Net investment income	735		763		597	616

Other, including interest expense	(66)		(66)		(41)	(40)

Operating income	1,145		1,221		858	914
Net realized investment gains	226		29		147	21
Income before income taxes	$1,371		$1,250
Net income					$1,005	$935

GAAP combined ratio	90.6%		89.7%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	89.7%		89.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.1	)pts	(5.7	)pts
Catastrophes, net of reinsurance	2.2	pts	2.9	pts
Re-estimation of the current year loss ratios for the first two quarters of the year	(0.2	)pts	(1.3	)pts

Operating income of $858 million after-tax in the current quarter decreased $56 million from the prior year quarter primarily due to a $36 million after-tax decrease in the underwriting gain and $19 million after-tax decrease in net investment income.

The decrease in the underwriting gain in the current quarter reflected a GAAP combined ratio of 90.6 percent, as compared to 89.7 percent in the prior year quarter.  This increase of 0.9 points in the combined ratio was driven by an $87 million pre-tax decrease in net favorable prior year reserve development (increase of 1.6 points), partially offset by a $41 million pre-tax decrease in catastrophe losses (reduction of 0.7 points). Catastrophe losses in the current quarter were primarily due to several severe wind and hail storms. The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance and Financial, Professional & International Insurance.

The net favorable prior year reserve development in the current quarter in Business Insurance included a $91 million after-tax ($140 million pre-tax) increase to asbestos reserves, compared to an increase of $120 million after-tax ($185 million pre-tax) in the prior year quarter.  Overall, the company’s assessment of the underlying asbestos environment did not change significantly from recent periods. The reserve strengthening in the current quarter was driven by increases in the company’s estimate for projected settlement and defense costs related to a broad number of policyholders, costs of litigating asbestos-related coverage matters and projected payments on assumed reinsurance accounts.  Included in the increase to asbestos reserves was a $70 million pre-tax benefit from a reduction in the company’s allowance for uncollectible reinsurance resulting from a recent favorable court ruling in a dispute with Munich Re as well as the Excess Casualty Reinsurance Association. The entire award of $417 million consisted of $251 million owed to the company under the terms of the reinsurance agreement, as well as a 9 percent interest award in the amount of $166 million. Based upon this ruling, the company reduced its uncollectible reinsurance reserve by $70 million pre-tax, thereby reflecting in its financial statement the full $251 million owed to the company under the terms of the reinsurance agreement and benefitting operating income by $45 million after-tax. The interest portion of the award was accounted for as a gain contingency in accordance with FASB Topic 450 and, accordingly, has not been included in net or operating income.

The current quarter underwriting gain excluding net favorable prior year reserve development, catastrophe losses and the re-estimation of current year loss ratios for the first two quarters of the year reflected a GAAP combined ratio of 92.7 percent, as compared to 93.8 percent in the prior year quarter.  This improvement of 1.1 points was primarily due to lower expenses, partially offset by the impact of loss cost trends continuing to modestly outpace earned rate increases in Business Insurance.

The investment portfolio continued to perform well. After-tax net investment income decreased modestly from the prior year quarter mostly due to lower reinvestment rates in the fixed income portfolio.  Net investment income in the non-fixed income portfolio increased slightly from the prior year quarter.  Net realized investment gains of $147 million after-tax ($226 million pre-tax) in the current quarter primarily resulted from the sale of substantially all of the company’s remaining common stock holdings in Verisk Analytics, Inc., which contributed $133 million after-tax ($205 million pre-tax).

Net written premiums of $5.462 billion in the current quarter increased 2 percent from the prior year quarter.  Retention rates and new business remained strong, while renewal rate change remained positive in Personal Insurance and Financial, Professional & International Insurance and were slightly negative in Business Insurance.

Capital Management

“During the quarter, we repurchased 11.8 million common shares under our Board of Directors’ share repurchase authorization for a total cost of $600 million, leaving $3.1 billion of capacity for future share repurchases,” said Jay S. Benet, Vice Chairman and Chief Financial Officer. “We also paid $169 million in common stock dividends.  Additionally, we announced recently that we were increasing guidance for total share repurchases for full year 2010 to a range of $4.5 billion to $5.0 billion from previous guidance of $4.0 billion.”

Shareholders’ equity of $27.3 billion decreased 3 percent from the prior year quarter as a result of the common share repurchases.  Included in shareholders’ equity at the end of the current quarter were after-tax net unrealized investment gains of $3.0 billion, compared to $2.2 billion at the end of the prior year quarter.  Statutory surplus was $20.9 billion, the company’s debt-to-capital ratio (excluding net unrealized investment gains) was 20.5 percent, and holding company liquidity was $2.8 billion, over two times its target level.

Business Insurance Segment Financial Results

“We were pleased with the Business Insurance results” commented Brian MacLean, President and Chief Operating Officer. “Our strategic actions and focused execution resulted in significant customer growth as evidenced by increased retentions and solid new business levels in the quarter. While top line performance continued to be constrained by general economic conditions, we are seeing improved trends in insured exposures. We are encouraged by these trends and the impact of our strategic actions which we believe position us well in the marketplace.”

The current and prior year quarters included the following:

	Three Months Ended September 30,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax

Underwriting gain	$206		$366		$116	$228
Underwriting gain includes:
Net favorable prior year reserve development	102		262		67	170
Catastrophes, net of reinsurance	(53)		(86)		(35)	(56)
Re-estimation of the current year loss ratios for the first two quarters of the year	11		77		7	50

Net investment income	514		529		420	429

Other	10		15		7	11

Operating income	$730		$910		$543	$668

GAAP combined ratio	92.1%		86.5%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.8	)pts	(9.5	)pts
Catastrophes, net of reinsurance	2.0	pts	3.1	pts
Re-estimation of the current year loss ratios for the first two quarters of the year	(0.4	)pts	(2.8	)pts

Operating income in the current quarter of $543 million after-tax decreased $125 million from the prior year quarter primarily due to a $112 million after-tax decrease in the underwriting gain and a $9 million after-tax decrease in net investment income.

The decrease in the underwriting gain in the current quarter reflected a GAAP combined ratio of 92.1 percent, as compared to 86.5 percent in the prior year quarter.  This increase of 5.6 points in the combined ratio was primarily driven by a $160 million pre-tax decrease in net favorable prior year reserve development (increase of 5.7 points), partially offset by a $33 million pre-tax decrease in catastrophe losses (reduction of 1.1 points).  Catastrophe losses in the current quarter were primarily due to several severe wind and hail storms. The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability, property, commercial automobile, and workers’ compensation product lines across multiple accident years.  The net favorable prior year reserve development in the current quarter also included an increase to asbestos reserves of $140 million pre-tax.

The current quarter underwriting gain excluding net favorable prior year reserve development, catastrophe losses and the re-estimation of current year loss ratios for the first two quarters of the year reflected a GAAP combined ratio of 94.3 percent, as compared to 95.7 percent in the prior year quarter.  This improvement of 1.4 points was primarily due to lower expenses, partially offset by the impact of loss cost trends continuing to modestly outpace earned rate increases.

Business Insurance net written premiums of $2.651 billion in the current quarter increased 2 percent from the prior year quarter.  General economic conditions continued to impact exposure changes at renewal, audit premium adjustments, policy endorsements and mid-term cancellations, but the impact was less than in recent quarters.  Retention rates remained strong and increased from recent quarters. The impact of renewal rate change was slightly negative, while new business volumes were solid.

Select Accounts

•             Net written premiums of $664 million increased 1 percent from the prior year quarter.

•             Retention rates increased from recent quarters.

•             Renewal premium change remained positive, but decreased from recent quarters.

•             New business volumes were consistent with the prior year quarter. The company continues to see strong volumes from TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses.

Commercial Accounts

•             Net written premiums of $655 million increased 8 percent from the prior year quarter.

•             Retention rates remained very strong and increased from recent quarters.

•             Renewal premium change was slightly negative due to slightly negative renewal rate change.

•             New business volumes increased from the prior year quarter due to increased submission flow and continued strong execution in the marketplace.

National Accounts

•                  Net written premiums of $173 million decreased 12 percent from the prior year quarter due to reduced insured exposures driven by general economic conditions, lower new business volumes, lower prior year retrospective premium adjustments and the loss of a large account.

Industry-Focused Underwriting

•             Net written premiums of $590 million increased 5 percent from the prior year quarter primarily due to the company’s Technology and Oil & Gas business units.

Target Risk Underwriting

•             Net written premiums of $342 million decreased 5 percent from the prior year quarter primarily due to the company’s National Property business unit, driven by lower renewal price change and new business volumes.

Specialized Distribution

•             Net written premiums of $222 million approximated the prior year quarter.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance results were solid in the current quarter and the segment once again benefited from net favorable prior year reserve development,” commented Mr. MacLean. “Net written premiums were down 7 percent compared to the prior year quarter largely due to intentional underwriting actions we have taken in certain lines of our International business as well as a slowdown in construction spending in our construction surety business. On a written basis margins were stable.”

The current and prior year quarters included the following:

	Three Months Ended September 30,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax

Underwriting gain	$163		$95		$121	$69
Underwriting gain includes:
Net favorable prior year reserve development	97		25		66	17
Catastrophe (losses) / reduction of loss, net of reinsurance	2		(4)		2	(3)

Net investment income	110		118		86	93

Other	7		7		5	5

Operating income	$280		$220		$212	$167

GAAP combined ratio	79.6%		88.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(11.8	)pts	(2.9	)pts
Catastrophes, net of reinsurance	(0.3	)pts	0.5	pts

Operating income in the current quarter of $212 million after-tax increased $45 million from the prior year quarter primarily due to a $52 million after-tax increase in the underwriting gain, partially offset by a $7 million after-tax decrease in net investment income.

The increase in underwriting results in the current quarter reflected a GAAP combined ratio of 79.6 percent, as compared to 88.7 percent in the prior year quarter.  This improvement of 9.1 points in the combined ratio was driven by a $72 million pre-tax increase in net favorable prior year reserve development (reduction of 8.9 points).  The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience for recent accident years in both the surety and management liability lines of business within Bond & Financial Products as well as across various lines of business in International.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophes reflected a GAAP combined ratio of 91.7 percent, as compared to 91.1 percent in the prior year quarter. This increase of 0.6 points was primarily due to lower earned premium volume, mostly offset by earned rate increases and lower loss severity.

Financial, Professional & International Insurance net written premiums of $808 million decreased 7 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums decreased 6 percent.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are sold on a non-recurring, project specific basis.

Bond & Financial Products

•             Net written premiums of $547 million decreased 5 percent from the prior year quarter, primarily reflecting lower business volumes in construction surety due to the continued slowdown in construction spending.

•             Retention rates were strong and increased from recent quarters.

•             Renewal premium change was negative due to slightly negative renewal rate changes as well as reduced insured exposures.

•             New business volumes decreased modestly from the prior year quarter across most units of the company’s Management Liability business.

International

•             Net written premiums of $261 million decreased 12 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums decreased 9 percent.

•             Retention rates decreased from recent quarters largely due to intentional underwriting actions taken at the company’s Lloyd’s operation.

•             Renewal premium change was flat as the impact of positive renewal rate changes was offset by reduced insured exposure.

•             New business volumes decreased from the prior year quarter primarily due to higher volumes in Ireland in the prior year quarter and the intentional underwriting actions in the company’s Lloyd’s operation.

Personal Insurance Segment Financial Results

“Personal Insurance continued to deliver profitable growth in the current quarter.  These results reflect the success of our investments and strategic actions implemented over the past few years,” commented Mr. MacLean. “Earned rate increases outpaced loss costs in both our Agency Automobile and Agency Homeowners lines of business. Production remained solid across both lines of business, as policies in force continued to grow and retention rates remained at very high levels.  Given our underwriting margins and top-line performance, we continue to be very pleased with our position in the marketplace.”

The current and prior year quarters included the following:

	Three Months Ended September 30,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax
Underwriting gain	$107		$63		$65	$41
Underwriting gain includes:
Net favorable prior year reserve development	23		22		14	15
Catastrophes, net of reinsurance	(66)		(68)		(44)	(44)
Re-estimation of the current year loss ratios for the first two quarters of the year	—		(6)		—	(4)

Net investment income	111		116		91	94

Other	18		20		12	14

Operating income	$236		$199		$168	$149

GAAP combined ratio	93.1%		95.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	90.6%		93.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.2	)pts	(1.3	)pts
Catastrophes, net of reinsurance	3.6	pts	3.8	pts
Re-estimation of the current year loss ratios for the first two quarters of the year	—	pts	0.3	pts

Operating income in the current quarter of $168 million after-tax increased $19 million from the prior year quarter primarily due to a $24 million after-tax increase in underwriting results, partially offset by a $3 million after-tax decrease in net investment income.

The increase in underwriting results in the current quarter reflected a GAAP combined ratio of 93.1 percent, as compared to 95.2 percent in the prior year quarter.  Catastrophe losses and net favorable prior year reserve development were consistent with the prior year quarter.  Catastrophe losses in the current quarter were primarily due to several severe wind and hail storms. The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in Homeowners and Other.

The current quarter underwriting results excluding net favorable prior year reserve development, catastrophe losses and re-estimation of current year loss ratios for the first two quarters of the year reflected a GAAP combined ratio of 90.7 percent, as compared to 92.4 percent in the prior year quarter. This improvement of 1.7 points was primarily due to lower expenses and the favorable impact of earned rate increases outpacing loss cost trends.

Personal Insurance net written premiums of $2.003 billion increased 8 percent from the prior year quarter, including the company’s direct to consumer initiative and introduction of twelve-month policy terms in certain markets within Automobile.  Adjusting for the introduction of twelve-month policy terms, net written premiums increased 5 percent due to continued positive renewal premium changes, strong retention rates and new business growth.

Agency Automobile and Agency Homeowners and Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $952 million increased 6 percent from the prior year quarter. Adjusting for the introduction of the twelve-month policy terms, net written premiums increased 1 percent from the prior year quarter.

•             Policies in force increased 1 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes increased from the prior year quarter.

Agency Homeowners and Other

•             Net written premiums of $1.024 billion increased 8 percent from the prior year quarter.

•             Policies in force increased 4 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes decreased slightly from the prior year quarter.

Year-to-Date 2010 Consolidated Results

The current and prior year-to-date periods included the following:

	Nine Months Ended September 30,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax
Underwriting gain	$851		$1,318		$501	$897
Underwriting gain includes:
Net favorable prior year reserve development	900		828		590	540
Catastrophes, net of reinsurance	(1,027)		(441)		(674)	(287)
Resolution of prior year tax matters					—	60

Net investment income	2,250		1,963		1,824	1,637

Other, including interest expense	(212)		(191)		(146)	(89)
Other also includes:
Resolution of prior year tax matters					—	28

Operating income	2,889		3,090		2,179	2,445
Net realized investment gains (losses)	220		(172)		143	(108)
Income before income taxes	$3,109		$2,918
Net income					$2,322	$2,337

GAAP combined ratio	94.0%		91.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	93.3%		90.6%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.6	)pts	(5.1	)pts
Catastrophes, net of reinsurance	6.4	pts	2.7	pts

Operating income of $2.179 billion after-tax in the current year-to-date period decreased $266 million from the prior year period primarily due to a $396 million after-tax decrease in the underwriting gain resulting from significantly higher catastrophe losses, partially offset by a $187 million after-tax increase in net investment income.

The decrease in the underwriting gain in the current year-to-date period reflected a GAAP combined ratio of 94.0 percent, as compared to 91.2 percent in the prior year period.  This increase of 2.8 points in the combined ratio was driven by a $586 million pre-tax increase in catastrophe losses (increase of 3.7 points), partially offset by a $72 million pre-tax increase in net favorable prior year reserve development (reduction of 0.5 points).

The current year-to-date period underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 93.2 percent, as compared to 93.6 percent in the prior year period. The improvement of 0.4 points was concentrated in Personal Insurance and reflected earned rate increases modestly outpacing loss cost trends, as well as lower non-catastrophe weather-related losses.

2010 Annual Guidance

Travelers expects that its full year 2010 operating income per diluted share will be in the range of $5.75 to $5.95, as compared to the previously announced range of $5.20 to $5.45. This guidance includes the reported results for the first nine months of 2010 and estimates for the remainder of 2010 based on a number of assumptions, including:

•                  Catastrophe losses of $1.170 billion pre-tax and $765 million after-tax, or $1.58 per diluted share, for the full year which incorporates actual experience for the first nine months of 2010 of $1.027 billion pre-tax and $674 million after-tax and projects $140 million pre-tax and $90 million after-tax, or $0.20 per diluted share, for the remainder of the year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  Low single digit percentage decrease in average invested assets (excluding net unrealized investment gains and losses), after taking into account dividends and share repurchases;

•                  Common share repurchases in a range of $4.5 billion to $5.0 billion for the full year; and

•                  Weighted average diluted shares of approximately 485 million.

As noted above, the company’s earnings guidance for the full year 2010 reflects actual prior year reserve development through the third quarter, but does not assume any additional prior year reserve development, favorable or unfavorable.  The company understands that the earnings estimates published by third parties may include assumed amounts of prior year reserve development for future periods. As a result, third party earnings estimates for the company may not be expressed on a basis comparable to the earnings guidance provided by the company.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com.  Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 21, 2010.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business.  A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2009. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and management liability coverages, which require a primarily credit-based underwriting process, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about the Company’s share repurchase plans and statements about the potential impact of investment markets and other economic conditions on the Company’s investment portfolio and underwriting results, among others, are forward looking, and the Company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the Company’s asbestos and other reserves (including, among other things, asbestos claim payment patterns);

•                  the impact of emerging claims issues;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or prolonged economic downturn, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio may suffer reduced returns or material losses, including as a result of a challenging economic environment that impacts the credit of municipal or other issuers in our portfolio;

•                  if actual claims exceed the Company’s loss reserves, or if changes in the estimated level of loss reserves are necessary, the Company’s financial results could be materially and adversely affected;

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the intense competition that the Company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the Company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all;

•                  the Company is exposed to credit risk in certain of its business operations;

•                  the Company’s businesses are heavily regulated and changes in regulation (including as a result of the adoption of financial services reform legislation) may reduce the Company’s profitability and limit its growth;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations and to pay future shareholder dividends;

•                  disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company;

•                  the Company’s efforts to develop new products (including its direct to consumer initiative in Personal Insurance) or expand in targeted markets may not be successful, may create enhanced risks and may adversely impact results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data security and/or outsourcing relationships the Company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company is subject to a number of risks associated with conducting business outside the United States;

•                  the Company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the Company’s future profitability; and

•                  the operation of the Company’s repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, catastrophe losses, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follows.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.   Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.  Management uses operating income to analyze each segment’s performance and as a tool in making business decisions.  Financial statement users also consider operating income when analyzing the results and trends of insurance companies.  Operating earnings (loss) per share is operating income (loss) on a per common share basis.

Reconciliation of Operating Income (Loss) less Preferred Dividends and Net Income (Loss) less Preferred Dividends to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2010	2009	2010	2009

Operating income, less preferred dividends	$857	$913	$2,177	$2,442
Preferred dividends	1	1	2	3
Operating income	858	914	2,179	2,445
Net realized investment gains (losses)	147	21	143	(108)
Net income	$1,005	$935	$2,322	$2,337

Net income, less preferred dividends	$1,004	$934	$2,320	$2,334
Preferred dividends	1	1	2	3
Net income	$1,005	$935	$2,322	$2,337

	Twelve Months Ended December 31,
($ in millions; after-tax)	2009	2008	2007	2006	2005	2004

Operating income, less preferred dividends	$3,597	$3,191	$4,496	$4,195	$2,020	$889
Preferred dividends	3	4	4	5	6	6
Operating income	3,600	3,195	4,500	4,200	2,026	895
Net realized investment gains (losses)	22	(271)	101	8	35	(28)
Income from continuing operations	3,622	2,924	4,601	4,208	2,061	867
Discontinued operations	—	—	—	—	(439)	88
Net income	$3,622	$2,924	$4,601	$4,208	$1,622	$955

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Basic earnings per share
Operating income	$1.83	$1.62	$4.44	$4.24
Net realized investment gains (losses)	0.31	0.04	0.29	(0.19)
Net income	$2.14	$1.66	$4.73	$4.05

Diluted earnings per share
Operating income	$1.81	$1.61	$4.39	$4.21
Net realized investment gains (losses)	0.30	0.04	0.29	(0.19)
Net income	$2.11	$1.65	$4.68	$4.02

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2010	2009	2010	2009

Business Insurance	$543	$668	$1,677	$1,775
Financial, Professional & International Insurance	212	167	470	448
Personal Insurance	168	149	246	391
Total segment operating income	923	984	2,393	2,614
Interest Expense and Other	(65)	(70)	(214)	(169)
Total operating income	$858	$914	$2,179	$2,445

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.  Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.  Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of September 30,
($ in millions)	2010	2009

Adjusted shareholders’ equity	$24,092	$25,951
Net unrealized investment gains (losses), net of tax	2,990	2,236
Net realized investment gains (losses), net of tax	143	(108)
Preferred stock	70	81
Shareholders’ equity	$27,295	$28,160

	As of December 31,
($ in millions)	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$25,453	$25,645	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,861	(144)	620	453	327	866
Net realized investment gains (losses), net of tax	22	(271)	101	8	35	(28)
Preferred stock	79	89	112	129	153	188
Discontinued operations	—	—	—	—	(439)	88
Shareholders’ equity	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented.  Operating return on equity is the ratio of annualized operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented.  In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2010	2009	2010	2009

Annualized operating income, less preferred dividends	$3,429	$3,653	$2,902	$3,258
Adjusted average shareholders’ equity	23,960	25,897	24,424	25,834
Operating return on equity	14.3%	14.1%	11.9%	12.6%

Annualized net income, less preferred dividends	$4,015	$3,738	$3,093	$3,113
Average shareholders’ equity	26,719	27,458	26,696	26,634
Return on equity	15.0%	13.6%	11.6%	11.7%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income (loss) less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through September 30, 2010

		Nine Months Ended
		September 30,		Twelve Months Ended December 31,
($ in millions)		2010	2009	2009	2008	2007	2006	2005

Operating income, less preferred dividends		$2,177	$2,442	$3,597	$3,191	$4,496	$4,195	$2,020
Operating income, less preferred dividends - annualized		2,902	3,258
Adjusted average shareholders’ equity		24,424	25,834	25,774	25,668	25,350	23,381	21,118
Operating return on equity		11.9%	12.6%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through September 30, 2010	14.1%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN (LOSS) EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.  In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business.  This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain (loss), excluding the impact of catastrophes, net favorable (unfavorable) prior year loss reserve development and the re-estimation of current year loss ratios, is the underwriting gain (loss) adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current quarter.  In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount.  Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims. Re-estimation of current year loss ratios is loss reserve development related to time periods in the current year that are prior to the current quarter.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Loss) (Excluding the Impact of Catastrophes, Net Favorable (Unfavorable) Prior Year Loss Reserve Development and Re-Estimation of Current year Loss Ratios) to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions; after-tax except as noted)	2010	2009	2010	2009

Pre-tax underwriting gain excluding the impact of catastrophes, net favorable prior year loss reserve development and re-estimation of current year loss ratios	$360	$302	$978	$931
Pre-tax impact of catastrophes	(117)	(158)	(1,027)	(441)
Pre-tax impact of net favorable prior year loss reserve development	222	309	900	828
Pre-tax impact of re-estimation of current year loss ratios	11	71	—	—
Pre-tax underwriting gain	476	524	851	1,318
Income tax expense on underwriting results	174	186	350	421
Underwriting gain	302	338	501	897
Net investment income	597	616	1,824	1,637
Other, including interest expense	(41)	(40)	(146)	(89)
Operating income	858	914	2,179	2,445
Net realized investment gains (losses)	147	21	143	(108)
Net income	$1,005	$935	$2,322	$2,337

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums.  A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss.  The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2010	2009	2010	2009

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,213	$3,123	$10,020	$9,648
Less:
Policyholder dividends	9	7	24	21
Allocated fee income	23	24	90	86
Loss ratio numerator	$3,181	$3,092	$9,906	$9,541

Underwriting expense ratio
Amortization of deferred acquisition costs	$966	$967	$2,845	$2,864
General and administrative expenses	837	889	2,516	2,510
Less:
G&A included in Interest Expense and Other	6	11	21	31
Allocated fee income	41	48	129	148
Billing and policy fees	27	26	79	80
Expense ratio numerator	$1,729	$1,771	$5,132	$5,115

Earned premium	$5,422	$5,421	$15,992	$16,075

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	58.7%	57.0%	61.9%	59.4%
Underwriting expense ratio	31.9%	32.7%	32.1%	31.8%
Combined ratio	90.6%	89.7%	94.0%	91.2%

(1)          For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance.  In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Personal Insurance
Combined ratio excluding incremental impact of direct to consumer initiative	90.6%	93.3%	98.4%	94.3%
Incremental impact of direct to consumer initiative	2.5%	1.9%	2.1%	1.7%
Combined ratio	93.1%	95.2%	100.5%	96.0%

Consolidated
Combined ratio excluding incremental impact of direct to consumer initiative	89.7%	89.1%	93.3%	90.6%
Incremental impact of direct to consumer initiative	0.9%	0.6%	0.7%	0.6%
Combined ratio	90.6%	89.7%	94.0%	91.2%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars.  The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below.  In the opinion of the company’s management, this is useful in an analysis of the results of the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2010	2009	Change	2010	2009	Change

Net written premium - holding foreign exchange rates constant	$815	$870	(6)%	$2,356	$2,347	—%
Impact of changes in foreign exchange rates	(7)			22
Net written premium	$808	$870	(7)%	$2,378	$2,347	1%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding.  In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.  Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding.  In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	September 30,	December 31,	September 30,
($ in millions; except per share amounts)	2010	2009	2009

Tangible common shareholders’ equity	$20,403	$21,587	$21,935
Goodwill	3,365	3,365	3,365
Other intangible assets	522	588	612
Less: Impact of deferred tax on other intangible assets	(55)	(65)	(69)
Adjusted common shareholders’ equity	24,235	25,475	25,843
Net unrealized investment gains, net of tax	2,990	1,861	2,236
Common shareholders’ equity	27,225	27,336	28,079
Preferred stock	70	79	81
Shareholders’ equity	$27,295	$27,415	$28,160

Common shares outstanding	460.5	520.3	547.9

Tangible book value per share	$44.30	$41.49	$40.03
Adjusted book value per share	52.62	48.96	47.16
Book value per share	59.11	52.54	51.24

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt.  Debt-to-capital ratio excluding net unrealized gain (loss) on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses.  In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain (Loss) to Total Capital

	As of
	September 30,	December 31,	September 30,
($ in millions)	2010	2009	2009

Debt	$6,252	$6,527	$6,528
Shareholders’ equity	27,295	27,415	28,160
Total capital	33,547	33,942	34,688
Net unrealized investment gains, net of tax	2,990	1,861	2,236
Total capital excluding net unrealized gain on investments	$30,557	$32,081	$32,452

Debt-to-capital ratio	18.6%	19.2%	18.8%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	20.5%	20.3%	20.1%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.  Net written premiums reflect gross written premiums less premiums ceded to reinsurers.  These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes.

For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies.  For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes.  Exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk.  Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.  New business volume is the amount of written premium related to new policyholders and additional products to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total cash, short-term invested assets and other readily marketable securities held by the holding company.  Holding company liquidity requirements primarily include shareholder dividends and debt service.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902